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         EX-99
               EX-99.B11 CONSENT OF AUDITORS

                        Consent of Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A)
(No. 2-75526) of Delaware Group Limited-Term Government Funds, Inc. - Limited-Term Government Fund (formerly Delaware Group Treasury Reserves, Inc. - Treasury Reserves Intermediate Series) of our report dated February 7, 1995, included in the 1994 Annual Report to Shareholders of Delaware Group Limited-Term Government Funds, Inc. - Limited-Term Government Fund (formerly Delaware Group Treasury Reserves, Inc. - Treasury Reserves Intermediate Series).


                                              Ernst & Young LLP

Philadelphia, Pennsylvania
November 20, 1995